Exhibit (23)


                          INDEPENDENT AUDITORS' CONSENT


THE BOARD OF DIRECTORS
EASTGROUP PROPERTIES, INC.

     We consent to  incorporation  by reference in the  registration  statements
(Nos. 333-109769 and 333-86957) on Form S-3 and the registration statements (Nos. 33-60909, 333-91405 and 333-51666) on Form S-8 of EastGroup Properties, Inc. of our reports dated March 3, 2004, relating to the consolidated balance sheets of EastGroup Properties, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule, which reports appear in the December 31, 2003 Annual Report on Form 10-K of EastGroup Properties, Inc.


Jackson, Mississippi                             KPMG LLP
March 9, 2004